Exhibit 99.1

HOTEL PURCHASE AGREEMENT

          This Hotel Purchase Agreement (this “Agreement”) is made as of March 16, 2005, between Boykin Hotel Properties, L.P., an Ohio limited Partnership (the “Seller”), and Cook Group Incorporated, an Indiana corporation (the “Buyer”).

RECITALS:

          A. Seller is the owner in fee simple of the real property described on Exhibit A-11 (the “Real Property”);

          B. The hotel described on Exhibit A-2 (the “Hotel”) is situated on the Real Property;

          C. Seller is the ground lessee under the Ground Lease (the “Ground Lease”), dated as of April 9, 2000, between Seller and the Mary H. Dunn, Preston T. Higgins, II, Dan B. Higgins (collectively, the “Ground Lessor”);

          D. The Seller operates a hotel, meeting, and food and beverage service business, along with two golf courses, riding stables and spa at the Hotel (collectively with all other businesses operated by Seller, Seller’s Lessee and/or Seller’s Manager at or in connection with the Hotel (including mail order and time share operations, if any), the “Hotel Business”);

          D. The Hotel is leased from Seller to French Lick Leasing LLC (“Lessee”), a Delaware Limited Liability Company, pursuant to a Percentage Lease Agreement (the “Percentage Lease”) dated as of April 4, 2002;

          E. The Hotel is managed by Boykin Management Company Limited Liability Company, an Ohio limited liability company (the “Seller’s Manager”), pursuant to the terms and conditions of a Management Agreement (the “Management Agreement”) dated April 1, 2002, between Lessee and Seller’s Manager; and

          F. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Real Property, all improvements located thereon, including, without limitation, the Hotel, and substantially all of the assets of the Seller that are used in the operation of the Hotel, and all of Seller’s right, title and interest in and to the Ground Lease.

          NOW, THEREFORE, based on the mutual promises of the parties contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

     Section 1. Purchase and Sale of the Property.

          1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereafter defined), Seller shall convey, sell, transfer, assign and deliver to

[1] Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule attached to this Agreement and incorporated into this Agreement by such reference.

Buyer, and Buyer shall purchase and take from Seller, all right, title and interest of Seller in and to all of the assets, properties, rights (contractual or otherwise) and business of Seller relating to the Hotel and the Hotel Business (other than the Excluded Assets, as hereafter defined), including, without limitation, the following:

          (a) The Real Property, along with all appurtenant rights, easements, rights of way and privileges relating thereto and all improvements on or relating to the Real Property, including, but not limited to, the Hotel, all riding stables, spa facilities, golf course and miniature golf course facilities, as applicable;

          (b) The Ground Lease;

          (c) All fixtures, furniture, furnishings, fittings, equipment, machinery, appliances, vehicles and other articles of personal property, including golf carts, equipment and inventory (together with all warranties relating thereto to the extent such warranties are transferable) located on the Real Property or in the Hotel or used (or held for use) in connection with the Hotel Business as of the date of this Agreement (or as of the Closing) and used or usable in connection with any present or future occupation or operation of all or any part of the Hotel, the Real Property or the property subject to the Ground Lease (the “Fixtures and Tangible Personal Property”);

          (d) All food and beverages in open and unopened boxes, engineering, maintenance and housekeeping supplies (including, without limitation, soap and cleaning materials, fuel, and materials in open and unopened boxes), stationery and printed items and supplies in open and unopened boxes, and other supplies of all kinds in open and unopened boxes, all of which are unused or held in reserve storage for future use in connection with the maintenance and operation of the Hotel or the Hotel Business (the “Consumables”);

          (e) All china, glassware, linens and silverware used or held in reserve storage at the Hotel or elsewhere for future use in connection with the operation of the Hotel or the Hotel Business, which are on hand on the date hereof, or as of the Closing, subject to such depletion and restocking as shall be made in the normal course of business after the date hereof (the “Operating Equipment”);

          (f) Those contracts, agreements, contract rights (including warranties, to the extent transferable), license agreements, franchise rights and agreements to which Seller, Seller’s Lessee and/or Seller’s Manager is a party and used in conducting the business and operations of the Hotel or the Hotel Business that are listed on Schedule 1.1(f) (the “Contracts”);

          (g) All licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body held by Seller and used in conducting the business and operations of the Hotel or the Hotel Business (to the extent the same are transferable) (the “Permits”), including, without limitation, the Permits listed on Schedule 1.1(g);

          (h) All trademarks, trade names, names, service marks, symbols, logos, franchise agreements, franchises, telephone and facsimile numbers and internet domain addresses used in conducting the business and operations of the Hotel and the Hotel Business;

          (i) All advance reservations (including deposits) existing as of close of business on the day preceding the Closing;

          (j) All guest lists, customer files, group files, sales records, sales literature and brochures and other written marketing materials used in conducting the business and operations of the Hotel;

          (k) All books of original financial entry, internal accounting documents and records, including electronic data, books of account, files, correspondence and other records used or generated (whether used or generated by Seller) in conducting the Hotel Business, and all blueprints, engineering reports and studies and environmental reports and studies relating to the Hotel;

          (l) Those leases, subleases and other occupancy agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Real Property or the Hotel that are listed on Schedule 1.1(l) (the “Tenant Leases”); and

          (m) Those leases of equipment or other tangible personal property used in conducting the business and operations of the Hotel that are listed on Schedule 1.1(m) (the “Personal Property Leases”).

     All of the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are hereafter collectively referred to as the “Property.” There shall be excluded from the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 those items set forth on Schedule 1.1(z) (the “Excluded Assets”). To the extent any of the Property is owned, leased or used by any affiliate of Seller (including, without limitation, Seller’s Lessee and Seller’s Manager), Seller shall cause such affiliate to transfer and convey such Property to Buyer in the manner Seller is conveying the Property to Buyer as described in this Agreement.

     Notwithstanding the foregoing, Seller has informed Buyer and Buyer acknowledges and agrees that the Real Property description on Exhibit A-1 may be inaccurate due to surveying errors and omissions, and missing or inaccurate recorded or unrecorded documents in ways that do not in the aggregate materially and adversely affect the current or intended use of the Real Property for the Hotel Business or for the construction of a riverboat casino, activity center, and related parking facilities near the hotel structure (“Use”) by Buyer or Seller (or any of its affiliates) and that the Real Property Seller is agreeing to sell to Buyer and Buyer is agreeing to purchase from Seller under this Agreement includes all real estate owned by Seller in Orange County, Indiana. Any representation or warranty made by Seller in this Agreement (or any other document or agreement executed in connection herewith) respecting the description of the Real Property is qualified by this paragraph.

     1.2. Non-Assignment of Certain Property. To the extent that the assignment hereunder of the Ground Lease, any of the Contracts, any of the Tenant Leases or any of the Personal Property Leases shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution in value thereof. Notwithstanding the foregoing, the failure to obtain any such assignments shall not effect Buyer’s assumption of the liabilities under such Contracts, Tenant Leases and Personal Property Leases in accordance with Section 2.1 hereof. In such event, Seller shall use commercially reasonable efforts to obtain all necessary consents to the assignment and transfer of the Ground Lease, the Contracts, the Tenant Leases and the Personal Property Leases prior to the Closing. If Buyer waives in writing its condition precedent to closing that all such consents be obtained and consummates the Closing without all of such consents, Seller shall use its commercially reasonable efforts to obtain such consents after the Closing and otherwise to provide Buyer with the economic benefit of any such agreement for which consent has not yet been obtained, all without further cost or expense to Buyer.

     Section 2. Liabilities Assumed.

          2.1. Assumption of Certain Liabilities. Other than for Retained Liabilities (as hereinafter defined) Buyer shall assume and be responsible for the timely satisfaction or performance, as the case may be, of all liabilities or obligations arising under or in connection with the operation of the Property and Hotel Business after the Closing, including, without limitation, the Contracts, Tenant Leases and Personal Property Leases and the Ground Lease to the extent such liabilities or obligations arise or are incurred and are first required to be performed after the Closing Date (collectively, the “Assumed Liabilities”).

          2.2. Liabilities Not Assumed. Buyer shall not by execution and performance of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller not specifically defined as an Assumed Liability, or claims of such liability or obligation, whether arising out of occurrences prior to, at, or after the date hereof (collectively, the “Retained Liabilities”). Retained Liabilities shall include, without limitation:

               (a) any liability or obligation for taxes and assessments, or interest or penalties thereon (other than any real estate taxes and assessments prorated and specifically made the liability of Buyer under this Agreement), including, income, sales, real property, personal property, withholding or other taxes and assessments of any kind, to the extent relating to periods prior to the Closing;

               (b) any liability or obligation resulting from, arising out of, relating to, in the nature of, or caused by any (i) breach of contract, (ii) breach of warranty, (iii) tort, (iv) infringement or violation of any law, (v) environmental matter relating in any way to the Property or any of the property subject to the Ground Lease for any matter occurring or arising prior to the Closing;

               (c) any liability or obligation arising out of or relating to any employment, severance, retention or termination with any employee of Seller or the Hotel Business, for any matter or time period occurring or arising prior to the Closing;

               (d) any liability or obligation arising out of or relating to any employee grievance the facts and circumstances of which occurred prior to the Closing;

               (e) any liability or obligation arising out of or relating to any Litigation (as hereinafter defined) involving Seller, Seller’s Lessee, Seller’s Manager, or any of the Property (as well as the property that is the subject of the Ground Lease) arising prior to or existing as of the Closing; and

               (f) any liability or obligation arising out of or relating to any Litigation arising after the Closing but relating to any occurrence or event which happened or occurred prior to the Closing.

Seller shall timely and completely discharge and perform any and all Retained Liabilities.

     Section 3. Purchase Price. The purchase price for the Property shall be Twenty-five Million Dollars ($25,000,000), plus or minus the adjustments and prorations called for in this Agreement (the “Purchase Price”).

     Section 4. Deposit and Payment of Purchase Price; Due Diligence Period.

     4.1 Deposit. Within three (3) days of Buyer’s execution of this Agreement, Buyer shall deposit the sum of One Million Dollars ($1,000,000) (the “Earnest Money Deposit”) in an escrow account established at the offices of Lawyers Title Insurance Corporation, 140 E. Washington Street, Indianapolis, Indiana (the “Escrow Agent”). The Earnest Money Deposit shall be invested in an interest-bearing account reasonably acceptable to both parties and shall be held by the Escrow Agent on the terms and subject to the conditions of this Agreement. If there is a conflict between the provisions of this Agreement and the terms of any applicable escrow agreement, the provisions of this Agreement shall govern. If this transaction is consummated, the Earnest Money Deposit (together with any interest earned thereon) shall be applied against the Purchase Price as a credit to the Buyer. The Earnest Money Deposit (together with any interest earned thereon) shall be paid to Seller or refunded to Buyer as set forth in this Agreement or in any applicable escrow agreement. Except as otherwise specifically provided in this Agreement, the Earnest Money Deposit shall be non-refundable upon expiration of all Due Diligence Periods.

     4.2 Payment. On the terms and subject to the conditions of this Agreement, Buyer shall on the Closing Date pay to Seller in immediately available funds the Purchase Price, less the amount of the Earnest Money Deposit (together with any interest thereon) applied against the Purchase Price, plus or minus the other adjustments and prorations called for in this Agreement. Payment of the Purchase Price shall be made by wire transfer of immediately available funds to an account designated in writing by Seller.

     4.3 Due Diligence Period. From the date of this Agreement until the earlier of the termination of this Agreement (as provided herein) or the Closing, Buyer may conduct such due diligence, studies, tests and inspections of the Property as Buyer deems appropriate, including, without limitation, physical inspections of the Property, contract review, review of the Schedules, review of the Hotel Business and its operations, and review of legal, title, environmental and survey matters relating to the Property. The period of time commencing on the date Seller makes its Due Diligence Delivery (as hereinafter defined) and expiring ten (10) business days later shall be referred to as the “General Due Diligence Period”. The period of time commencing on the date of this Agreement and expiring on the earlier of (i) three (3) business days after buyer receives the Title Report (as hereinafter defined), and (ii) 25 days after the date of this Agreement shall be referred to as the “Title Due Diligence Period”. The period of time commencing on the date of this Agreement and expiring 30 days thereafter shall be referred to as the “Environmental Due Diligence Period”. Each of the General Due Diligence Period, the Title Due Diligence Period and the Environmental Due Diligence Period is hereinafter referred to singly as a “Due Diligence Period”. At any time prior to expiration of the General Due Diligence Period, Buyer may notify Seller and the Escrow Agent of Buyer’s intention (in its sole and absolute discretion) not to proceed with this transaction for any reason or no reason. At any time prior to the expiration of the Title Due Diligence Period, Buyer may notify Seller and Escrow Agent of Buyer’s intention (in its sole and absolute discretion) not to proceed with this transaction for any matter relating to the state of title to the Property (other than the Initial Permitted Title Matters, as hereinafter defined, or matters that do not materially interfere with the Use). At any time prior to expiration of the Environmental Due Diligence Period, Buyer may notify Seller and Escrow Agent of Buyer’s intention (in its sole and absolute discretion) not to proceed with this transaction for any matter relating to the environmental condition of the Property (other than for any matter described in that certain Phase I Environmental Site Assessment report prepared by EMG and dated June 16, 2000 (the “Environmental Report”) which is not listed on Exhibit F hereto). Upon delivery by Buyer of any notice described above in this Section 4.3 of Buyer’s determination not to proceed with this transaction, the Escrow Agent shall within three (3) business days of its receipt of such notice release the Earnest Money Deposit, together with any interest earned thereon, to Buyer, and this Agreement shall thereafter be null and void and of no further force or effect (other than provisions that by their terms expressly survive any termination of this Agreement).

     Section 5. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

     5.1 Organization of Seller. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Ohio.

     5.2 Authority. Seller has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Seller pursuant to this Agreement and to perform all obligations arising under this Agreement and under such other documents. Seller’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on the part of Seller and this Agreement has been duly executed and delivered by Seller. This Agreement and such other documents, when executed and delivered, will each constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     5.3 Consents and Approvals. No consent or approval of any person, entity or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance of its obligations under the Agreement other than such consents and approvals as are listed on Schedule 5.3.

     5.4 List of Leases, Contracts, Personnel Data, Etc. The Schedules listed below shall list all items within the term or description of each such Schedule. The Schedules listed below as well as legible copies of all documents referred to on any Schedule (to the extent in the possession of Seller or any of its affiliates; provided, to the extent Seller or its affiliates do not have possession thereof, a description in reasonable detail of each item for which there is not written document shall be placed on the Schedules) shall be delivered to Buyer within three (3) days after the execution of this Agreement (such delivery, the “Due Diligence Delivery”).

Schedules	Description
Schedule 1.1(f)	Contracts

Schedule 1.1(g)	Permits

Schedule 1.1(l)	Tenant Leases

Schedule 1.1(m)	Personal Property Leases

Schedule 1.1(z)	Excluded Assets

Schedule 5.3	Consents and Approvals

Schedule 5.7	Litigation

Schedule 5.8	Environmental

Schedule 5.9	Notices

Schedule 5.10	Contract Compliance

Schedule 5.11	Tenant Lease Compliance

     5.5 Assets. Except for the Excluded Assets, the Property constitutes all of the assets used in the Hotel Business by Seller and/or any of its affiliates. Seller has, and at the Closing will have and convey to Buyer, good and marketable title to all of the Property (other than the Real Property, the title of which is governed by other provisions of this Agreement) free and clear of all liens, claims, charges, security interests, restrictions and encumbrances of any kind, except as disclosed in the Schedules.

     5.6 Taxes. All income, property, business, occupation, sales, use and other similar taxes imposed with respect to the Hotel, or the operation thereof (including, without limitation, the Hotel Business), which are due and payable by Seller have been paid in full or are current and Seller has not received any written notice that any such tax is overdue or has not been paid. Seller has duly filed all federal, state and local tax returns and tax reports required to be filed by it, all such returns and reports are true and correct in all material respects and all taxes and other charges arising under such returns and reports have been fully paid or will be timely paid in full.

     5.7 Litigation. Except as disclosed in Schedule 5.7, there are no claims, actions, suits, investigations, arbitration, litigation or other proceedings (collectively, “Litigation”) pending or, to Seller’s knowledge, threatened against or affecting the Hotel, the Hotel Business or the Property (as well as the property that is the subject of the Ground Lease) before any federal, state or local court or other governmental or quasi-governmental agency, body, board, commission or entity, arbitrator or mediator (collectively, “Governmental Authorities”). Seller is not subject to or in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority affecting the Hotel, the Hotel Business, the Property or the property subject to the Ground Lease.

     5.8 Hazardous Materials. Except as disclosed on Schedule 5.8 and in the Environmental Report, (a) Seller has not engaged in any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials (hereinafter “HM Operations”)); and (b) no Hazardous Materials are presently deposited, stored, or otherwise located on, under, in or about the Property, except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property which shall not include HM Operations. As used in this Section 5.8, “Environmental Requirements” shall mean all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the environment, including, without limitation, all requirements, including but not limited to those pertaining to reporting, record keeping, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, petroleum, asbestos, lead or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature. As used in this Section 5.8, “Hazardous Materials” shall mean (a) any flammable, explosive or radioactive materials, hazardous wastes, toxic substances or related materials including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said laws; (b) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (c) those substances defined as “hazardous wastes,” “hazardous substances” or “toxic substances” in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State of Indiana or any political subdivision thereof, (d) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended; (e) petroleum or any by-products thereof, including the storage thereof in any aboveground or underground storage tank; (f) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said law; (g) asbestos in any form or condition; (h) lead in any form or condition; and (i) polychlorinated biphenyls.

     5.9 Notice of Specified Matters. Except as set forth on Schedule 5.9, Seller has not received any of the following: (i) any citations, orders or directives of any city, county, state or federal authority indicating that any condition on the Property is unsafe or unlawful in any material respect or that any material work, maintenance, remediation or improvement must be performed on the Property, (ii) notice of any violation of any material zoning, subdivision, land use and building, codes, laws and permit conditions, (iii) notice from any governmental authority with respect to any aspect or condition of the Property which violates applicable laws and which Seller has not corrected and would have a material adverse affect on the value or use of the Property or (iv) notice of any zoning or regulatory change pending or threatened against or relating to the Real Property, or of any event or condition which, with the passing of time or the giving of notice, or both, would be the basis for such change or proceeding which change or proceeding would have a material adverse affect on the value or use of the Property.

     5.10 Contracts. Except as disclosed in Schedule 5.10, to Seller’s knowledge, all the Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective terms. Except as disclosed in Schedule 5.10, to Seller’s knowledge, neither Seller nor the other parties thereto, are in default under any Contract, and no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or such other parties. No notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

     5.11 Tenant Leases; Ground Lease. Except as disclosed in Schedule 5.11, to Seller’s knowledge, the Tenant Leases are valid and binding, in full force and effect and enforceable in accordance with their respective terms. All rent due under the Tenant Leases has been paid in full, no rent thereunder has been prepaid, and to Seller’s knowledge, neither Seller nor the tenants thereunder are in default thereunder, and no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or the tenants thereunder. No notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same. Except as disclosed in Schedule 5.11, to Seller’s knowledge, the Ground Lease is valid and binding, in full force and effect and enforceable in accordance with its terms. All rent due under the Ground Lease has been paid in full, no rent thereunder has been prepaid, and to Seller’s knowledge, neither Seller nor the Ground Lessor is in default thereunder, and no event has occurred which, merely by notice or the passage of time or both, would constitute such a default by Seller or the Ground Lessor. No notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of Ground Lessor to amend, modify, rescind or terminate the same.

          5.12 Foreign Person. Seller is not a foreign person for purposes of the withholding provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

     BUYER ACKNOWLEDGES AND AGREES THAT, WITH THE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5, BUYER IS TAKING THE PROPERTY ON AN AS-IS BASIS WITH ALL FAULTS AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING AS TO THE PHYSICAL OR OPERATING CONDITION OF THE IMPROVEMENTS, THEIR COMPLIANCE WITH LAW, OR THE FINANCIAL CONDITION, PAST, PRESENT OR FUTURE, OF THE HOTEL OPERATION.

          Each of the representations and warranties contained in this Section 5 and its various sections is intended for the benefit of Buyer and may be waived in whole or in part by Buyer. All rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall, to the extent applicable, survive the Closing of the transaction contemplated hereby for a period of time as set forth in Section 11.1 of this Agreement, and Buyer’s remedies on account thereof shall be limited as provided in Section 11.2, Section 12.1 and Section 12.3(c) hereof. Buyer acknowledges and agrees that the provisions of this and the preceding paragraph shall survive the Closing of the purchase of the Property.

          Section 6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller:

          6.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

          6.2 Authority. Buyer has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Buyer pursuant to this Agreement and to perform all obligations of Buyer arising under this Agreement and under such documents. Buyer’s execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer. This Agreement and such documents will, when executed and delivered, each constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, covenants and conditions.

          6.3 Consents and Approvals. No consent or approval of any person, entity or governmental authority is required with respect to the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby or the performance of its obligations under the Agreement.

     Section 7. Covenants and Agreements. Buyer and Seller shall comply with the covenants contained in this Section 7 from the date of this Agreement through the earlier of the date on which the transactions contemplated hereby are consummated, or this Agreement is terminated as contemplated hereby and the funds held by Escrow Agent are disbursed (the “Close of Escrow”).

          7.1 Approvals and Consents. Buyer and Seller will use commercially reasonable efforts and shall cooperate in good faith to acquire all necessary approvals of any and all applicable governmental authorities and all necessary consents of all third parties to the end of expediting consummation of the transactions contemplated herein.

          7.2 Maintain Property. At all times prior to the Closing Date, Seller shall, and shall cause Seller’s Manager to, operate the Hotel and the other Property (including the property subject to the Ground Lease) in a commercially reasonable manner and make all repairs and replacements necessary in the ordinary course of business.

          7.3 Make No Material Change in the Property. Prior to the Closing Date, Seller shall not, without the written consent of Buyer, which consent shall not be unreasonably withheld: (a) transfer or otherwise dispose of any material portion of the Property, except Consumables in the ordinary course of business; (b) make any material change in the Property; (c) enter into, or modify any contract, license, franchise or commitment relating to the Property that is not terminable (without payment or penalty) upon not less than sixty (60) days’ prior written notice; (d) terminate any contract, license, franchise or commitment relating to the Property, except in the ordinary course of business, (e) significantly alter or revise the accounting principles, procedures, methods or practices in place at the Hotel; (f) remove or permit to be removed from the Hotel any Fixtures and Tangible Personal Property or Operating Equipment or other similar personal property, except in the ordinary course of business, or (g) cause or permit any lien or encumbrance to be placed on the Property (or the property subject to the Ground Lease).

          7.4 Brokers. Seller shall pay the costs and expenses of any broker, finder or financial adviser which has acted directly or indirectly as such for the Seller.

          7.5 Title and Title Insurance; Title Conveyance; Survey.

                 (a) Seller shall convey to Buyer title to each parcel of the Real Property by a special warranty deed in the form of Exhibit A-3 hereto (the “Deed”), duly and properly executed, free and clear of all liens, security interests, mortgages, charges and encumbrances of any kind, except (i) restrictions of record, reservations, limitations, easements and conditions of record, if any, as shall have been approved by Buyer as provided for in subsection (b) below (“Permitted Exceptions”); (ii) zoning and building ordinances, if any; (iii) taxes and general assessments, which constitute a lien but which are not due and payable; and (iv) all legal highways.

                 (b) Buyer (at its sole cost and expense) shall, within three (3) business days of the execution by Buyer and Seller of this Agreement, engage a title insurance company acceptable to Buyer (the “Title Company”) to deliver to Seller and Buyer a commitment for an ALTA Form B Owner’s Policy of Title Insurance (the “Title Policy”) with respect to the Real Property and the property subject to the Ground Lease in the amount of the Purchase Price, committing the Title Company to insure Buyer as the fee simple owner of the Real Property (and its leasehold interest in the property subject to the Ground Lease) without standard exceptions and subject only to Permitted Exceptions (the “Title Report”) for the Real Property together with copies of each of the underlying documents listed as an exception on the Title Report by April 1, 2005. Buyer covenants to use commercially reasonable efforts to cause the Title Company to be prepared to issue the Title Policy on or before the Closing Date. Within three (3) business days after receipt by Buyer of the Title Report, Buyer will notify Seller and the Title Company of any restrictions, reservations, limitations, easements, conditions, defects or encumbrances disclosed in the Title Report that are objectionable to Buyer (together herein called “Title Defects” ). All exceptions shown on the Title Report not objected to by Buyer in its notice to Seller shall be deemed acceptable to Buyer. Seller shall have a period of three (3) business days following Seller’s receipt of Buyer’s objection to any Title Defects in which to notify Buyer which of such Title Defects Seller will cure or have removed. If Seller will not cure or remove all such Title Defects, Buyer shall elect either to (i) waive its objection to those Title Defects that Seller will not cure or remove, in which case this Agreement will continue, and Seller shall have until expiration of the Due Diligence Period to use its commercially reasonable efforts to cure or remove those Title Defects identified in its notice to Buyer as Title Defects that Seller will cure or remove; or (ii) terminate this Agreement, in which case, the Escrow Agent shall thereupon return to Buyer the funds and documents previously paid or deposited by it, including, but not limited to, the Earnest Money Deposit (and all interest thereon), and the parties shall be fully released and discharged from any further obligation hereunder. Buyer shall notify Seller of its election in writing within three (3) business days after receipt of Seller’s notice, and Buyer’s failure to provide such timely notice in response to Seller’s notice shall constitute Buyer’s election to waive its objection to the Title Defects that Seller will not cure or remove and proceed as provided in (i) above. Notwithstanding anything to the contrary contained in this Section 7.5, prior to the Closing Date, Seller shall satisfy, remove and discharge from record any and all deeds of trust, mortgages, mechanic’s liens for work performed on or material delivered to the Property, delinquent taxes and delinquent assessments (collectively, the “Monetary Exceptions”) encumbering title to the Real Property regardless of whether Buyer has objected thereto or not. Seller acknowledges and agrees that in the event that Seller fails or refuses to remove and discharge any Monetary Exception from title on or prior to the Close of Escrow, Buyer may instruct Escrow Agent to use and apply Purchase Price at the Close of Escrow to remove such Monetary Exceptions. Notwithstanding the foregoing, Seller has delivered to Buyer a copy of a title search, dated as of May 29, 2003, with respect to the Real Property (the “Initial Title Search”) from Fidelity National Title Insurance Company of New York. A copy of Schedule B to the Initial Title Search is attached hereto as Exhibit G. Buyer hereby agrees that it objects only to those title exceptions set forth on Exhibit G-1 (the “Objections”) on the Initial Title Search. Buyer agrees that it will not object to any item contained on the Initial Title Search as a Title Defect pursuant to this paragraph unless such item is an Objection (such other matters, the “Initial Permitted Title Matters”).

     Notwithstanding anything to the contrary contained herein, if any new lien, covenant, condition, restriction, reservation, easement, right of way or other encumbrance affecting the Real Property (each, a “New Exception”) becomes of record after the date of the Title Report (other than an exception caused by Buyer or consented to in writing by Buyer), then Seller shall cause such New Exception to be removed prior to the Close of Escrow.

     If Seller is obligated to remove a New Exception, then, if necessary, the Seller may extend the Closing Date by up to five (5) Business Days to permit or arrange for any such removal. If Seller is obligated to remove a New Exception and fails to do so, then the rights of Buyer shall be as set forth in Section 12.3 below. If such New Exception was caused by or consented to in writing by Buyer, then Buyer shall take title to the Property subject to such New Exception.

               (c) Buyer may obtain (at its sole cost and expense) a staked survey of the Real Property completed in accordance with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys including all Table A items, certified to Buyer and the Title Company (the “Survey”).

          7.6 Buyer’s Access to Information and Records Before Closing, Physical Inspections. Until the Closing or earlier termination of this Agreement as provided below, Seller shall give Buyer, its employees, accountants and other representatives and shall cause Seller’s Manager to give Buyer, its employees, accountants and other representatives full access throughout the period prior to the Closing Date, upon not less than 24 hours prior notice and during normal business hours, to all of its properties, books, contracts, commitments, and records (including, without limitation, financial statements, leases, contracts, engineering reports, franchise or license agreements, property improvement plans, and environmental assessments) and furnish to Buyer during such period all such information concerning the Property as Buyer may reasonably request. During the Due Diligence Period, Buyer, its employees, agents and other representatives shall have the right, at its or their own risk and expense, upon not less than 48 hours prior notice and during normal business hours, to inspect the Property and to conduct such tests or investigations as Buyer may deem necessary or desirable, including, without limitation, environmental audits, soil borings, soil samples, other geotechnical studies and engineering and/or feasibility studies. After making any such tests or investigations, Buyer shall restore the Property to its condition prior to such tests and inspections. Buyer shall conduct its activities hereunder in a manner to minimize any disturbance to Hotel guests, Seller, Seller’s Manager and their respective employees. Buyer shall not perform any invasive testing without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. If the transaction contemplated by this Agreement is not consummated, Buyer will deliver to Seller copies of any written reports generated in connection with the inspection activities undertaken by Buyer. Buyer will pay all costs incurred in connection with the inspection activities undertaken by Buyer. Buyer shall not, without the consent of Seller, (a) contact the Hotel employees; (b) disclose the nature or purpose of its activities or the transactions contemplated by this Agreement to anyone other than employees, agents and representatives of Buyer; (c) unreasonably interfere or otherwise unreasonably disrupt operations of the Hotel; or (d) disrupt guests of the Hotel. Buyer agrees to indemnify and hold harmless Seller, its partners and Seller’s Manager from and against any losses, damages or claims (including legal fees and expenses) caused by Buyer, its employees, accountants or other representatives in connection with any inspection activities undertaken by Buyer, its employees, agents or representatives. Notwithstanding the foregoing, in no event shall Buyer be permitted to review or inspect Hotel employee personnel files and such files shall at all times remain the property of Seller’s Manager.

     7.7 Confidentiality. Each of the parties hereto agrees (each a “Receiving Party”), on behalf of itself and its representatives and agents, to keep confidential and not disclose any and all information and data of a proprietary or confidential nature with respect to another party (a “Disclosing Party”) in its possession or which it has received in connection with this Agreement and the transactions contemplated hereby other than information which is or becomes generally available to the public other than as a result of disclosure by the Receiving Party in violation of this Agreement; provided, however, that notwithstanding the foregoing, each of the parties hereto shall be free to disclose any such information or data (i) to the extent required by applicable law, and (ii) during the course of or in connection with any legal proceeding based upon or in connection with the subject matter of this Agreement. In the event of termination of this Agreement, each party shall return all documents (including copies thereof) obtained hereunder by such party from the other party (unless readily available from public information sources). The Receiving Party will use such confidential information solely in connection with the transaction contemplated by this Agreement. This Section 7.7 shall survive any termination of this Agreement and continue in effect for two (2) years thereafter. Except as required by law, neither party shall, without the prior written consent of the other party, disclose or make public this Agreement, its terms or the transactions contemplated by this Agreement, except for disclosures required to be made to any applicable regulatory authority.

     7.8 Guest Baggage. Any baggage or other property of departed guests held by Seller or Seller’s Manager may be left at the Hotel for a period not to exceed sixty (60) days following the Closing Date. After such period, Buyer will notify Seller if any baggage or property remains at the Hotel and all such baggage or property will, at the option of Seller, be removed by Seller or abandoned by Seller and if abandoned by Seller, Buyer shall dispose of such baggage in any manner deemed appropriate by Buyer. All baggage of guests who are still in the Hotel on the Closing Date that has been checked with or left in the care of Seller shall be inventoried, sealed and tagged jointly by Seller and Buyer immediately after the Closing. Buyer hereby agrees to indemnify Seller against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Buyer after the Closing.

          7.9 Safe Deposits. Five days prior to the Closing, Seller shall send written notice to guests or tenants or other persons who maintain a safe deposit at the Hotel, advising of the sale of the Hotel to Buyer and requesting removal of the contents within five (5) days. The safe deposit boxes of guests or tenants who have not removed the contents shall be opened at the time of Closing only in the presence of representatives of both Seller and Buyer. The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened, each such list shall be signed by or on behalf of Seller and Buyer, and Buyer shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list. Seller agrees to indemnify and hold harmless Buyer from and against any liability or responsibility for any items claimed to have been in said boxes but not included on such list, and Buyer agrees to indemnify and hold Seller harmless from and against any liability or responsibility for items claimed to have been in said boxes and included on such list.

          7.10 Employee Matters. At Closing, Seller or Seller’s Manager shall terminate or cause to be terminated the employment of all Hotel employees. Buyer shall employ from and after the Closing Date such of the Hotel employees as Buyer determines, in its sole and absolute discretion, if any, on such terms and conditions as Buyer may determine. Nothing in this provision shall be construed to limit Buyer’s right to terminate, at Buyer’s sole cost and expense, the Hotel Employees subsequent to the Closing Date, subject to the requirements of applicable law and employment agreements that Buyer has agreed to assume. Buyer shall assume the union and collective bargaining agreements set forth on Schedule 1.1(f) hereto as an Assumed Liability, subject to the Retained Liabilities associated therewith. Buyer agrees to indemnify and hold Seller harmless from and against any violations of the Workers Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq, or any similar state laws, arising as a result of the transactions contemplated by this Agreement, and Buyer shall indemnify and hold Seller harmless from and against any and all costs, wages, salaries, taxes, employee benefit costs, accruals, and other amounts relating to Seller’s, Seller’s Lessee’s and Seller’s Manager’s employees. Nothing in this Section 7.10 is intended to, or shall, confer on any person or entity not a party of this Agreement any rights or benefits.

          7.11 Intentionally Omitted.

          7.12 Purchase Price Allocation. Buyer and Seller agree that they shall allocate the Purchase Price among the Property at the Closing (the “Allocation”). Buyer and Seller agree to negotiate in good faith the Allocation by the end of all Due Diligence Periods. Buyer and Seller agree (i) to be bound by the Allocation, (ii) to act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) to refrain from, and cause their affiliates to refrain from, taking a position inconsistent with the Allocation for all purposes, including tax purposes.

     Section 8. Closing Matters.

          8.1 Closing. Subject to satisfaction of the conditions to Closing set forth in Section 10 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on April 30, 2005, or such earlier or later date as the parties hereto may mutually agree (the “Closing Date”). As part of the Closing the actions specified in Sections 8.2 and 8.3 below shall be taken, all of which will be deemed taken simultaneously at the Closing and no one of which will be deemed completed until all have been completed and the Closing shall have occurred.

     8.2 Seller’s Deliveries. No later than two (2) days before the Closing Date, Seller shall deliver to the Escrow Agent (all duly executed, notarized and witnessed, where applicable) the following:

          (a) The Deed identified on Exhibit A-3 hereto.

          (b) A General Conveyance, Bill of Sale and Assignment in the form of Exhibit B.

          (c) An Assignment and Assumption of the Contracts, Tenant Leases and Personal Property Leases in the form of Exhibit C (the “Assignment and Assumption Agreement”), an Assignment and Assumption of the Ground Lease in a form reasonably satisfactory to Seller, Buyer and the Ground Lessor.

          (d) A certificate of the general partner of Seller in accordance with Section 10.2(d) in the form of Exhibit D.

          (e) Resolutions of Seller authorizing the execution and delivery of this Agreement by Seller and the performance of Seller’s obligations hereunder.

          (f) A certificate of the Secretary of State of Ohio, dated as of a recent date, as to the good standing of Seller in such state.

          (g) Such instruments, documents or certificates as may be reasonably required by the Title Company as a condition to the issuance of the Title Policies consistent with the terms of this Agreement.

          (h) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

          (i) All necessary consents to the assignment of the Ground Lease.

          (j) A vendor’s affidavit and such other documents, instruments or certificates as are required by the Title Company to issue the Title Policy.

     8.3 Buyer’s Deliveries. At Closing, Buyer shall pay to Escrow Agent the Purchase Price, less the amount of the Earnest Money Deposit (including all interest accrued thereon), plus or minus the adjustments and prorations called for in this Agreement, and Buyer shall, no later than two (2) days before the Closing Date, deliver to the Escrow Agent (all duly executed, notarized and witnessed, where applicable) the following:

          (a) Resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of Buyer’s obligations hereunder.

          (b) A certificate of an officer of Buyer in accordance with Section 10.1(d) in the form of Exhibit E.

          (c) The Assignment and Assumption Agreement, the Assignment and Assumption of the Ground Lease.

               (d) A good standing certificate of the Secretary of State of Indiana, dated as of a recent date.

               (e) Such other separate instruments of assumption that Seller may reasonably deem necessary or appropriate in order to confirm or evidence Buyer’s assumption of the Assumed Liabilities.

     Section 9. Adjustments and Prorations — Closing Statement.

          9.1 Adjustments and Prorations. The following matters and items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 12:01 a.m. Cleveland, Ohio time on the Closing Date (the “Cutoff Time”). Net credits in favor of Buyer shall be deducted from the balance of the Purchase Price at the Closing, and net credits in favor of Seller shall be added to the balance of the Purchase Price at the Closing. Unless otherwise indicated below, Buyer shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Cutoff Time (whether or not due, owing or delinquent as of the Cutoff Time), and Seller shall receive a credit to the extent any of the following items shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Cutoff Time:

               (a) Guest ledger receivables (e.g., all amounts, including, without limitation, room charges, food and beverage charges, telephone, in-room movies and any and all incidental charges accrued to the accounts of guests occupying rooms in the Hotel as of the Cutoff Time) shall be prorated as of the Cutoff Time between Buyer and Seller. Seller shall receive a credit for all guest ledger receivables for all room nights up to and including the room night during which the Cutoff Time occurs, and Buyer shall be entitled to the amounts of guest ledger receivables for the room nights after the Cutoff Time. All restaurant and bar facilities will be closed as of the Cutoff Time, and Seller shall receive the income from the same until the Cutoff Time.

               (b) All nondelinquent ad valorem taxes, special or general assessments, real and personal property taxes, hotel occupancy tax, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Cutoff Time between Buyer and Seller by Escrow Agent. Seller shall be charged with such taxes and assessments for all periods up to, but not including, the date on which the Cutoff Time occurs, and Buyer shall be entitled to a credit for said taxes and assessments. Notwithstanding the foregoing, real property taxes shall be pro rated based upon the date of assessment and Seller shall be responsible for all real estate taxes payable in 2005 (with respect to the 2004 tax year) and its pro rata portion payable in 2006 (with respect to the 2005 tax year). If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and adjusted as necessary post-closing as contemplated in Section 9.2.

               (c) Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Cutoff Time between Buyer and Seller by the Escrow Agent. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Buyer. Where possible, cutoff readings will be secured for all utilities as of the Cutoff Time. To the extent they are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service and adjusted as necessary post-closing as contemplated in Section 9.2.

               (d) Any amounts prepaid or payable under the Ground Lease, any Contracts, Personal Property Leases or Tenant Leases shall be prorated as of the Cutoff Time between Buyer and

Seller by the Escrow Agent. All amounts known to be due under the Ground Lease, the Contracts and Personal Property Leases with reference to periods prior to the Closing Date shall be paid by Seller or credited to Buyer as a reduction of the Purchase Price. Rents (including percentage rents) and other payments due under Tenant Leases shall be adjusted at Closing based on current information. Any additional amounts not known and any final calculation of percentage rent not available at the Closing will be part of the post-closing adjustments contemplated in Section 9.2.

          (e) Fees paid for transferable Permits in the current period shall be prorated as of the Cutoff Time between Buyer and Seller by the Escrow Agent.

          (f) Buyer shall receive a credit for advance payments, if any, under bookings to the extent the bookings relate to a period after the Cutoff Time and have been incurred in accordance with the terms hereof.

          (g) Vending machine monies will be removed by Seller as of the Cutoff Time for the benefit of Seller.

          (h) All cash on hand in house banks (including the general manager’s petty cash fund) on the morning of the Closing Date shall become the property of Buyer and the amount thereof shall be credited to Seller at the Closing.

          (i) Buyer shall be entitled to a credit for all security and other deposits held by Seller as of the Cutoff Time with respect to Tenant Leases, Personal Property Leases and Contracts, to the extent Buyer assumes such leases and contracts.

          (j) Seller shall pay the fees applicable to recording the deed and any other documents to be recorded hereunder. Buyer shall pay all transfer taxes (including personal property taxes), and one-half of the escrow fees incidental to the Closing. Buyer shall pay all fees and costs associated with title insurance and preparing or updating a survey.

          (k) Intentionally Omitted.

          (l) Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property or of a hotel shall be prorated as of the Cutoff Time.

          (m) Those city ledger accounts receivable (excluding guest ledger receivables described in Section 9.1(a) above) generated from the operation of the Hotel prior to the Cutoff Time (the “Pre-Closing City Ledger Accounts shall remain property of the Seller and shall not be transferred to Buyer. There shall be no adjustment in the Purchase Price for the Pre-Closing City Ledger Accounts. All accounts payable from the operation of the Hotel prior to the Cutoff Time (the “Pre-Closing Accounts Payable”), shall be paid by Seller and shall not become the obligations of Buyer. There shall be no adjustment to the Purchase Price for the Pre-Closing Accounts Payable. Buyer shall use commercially reasonable efforts to collect the Pre-Closing City Ledger Accounts on behalf of Seller for a period of ninety (90) days from the date of Closing. Collection made by Buyer after the Closing Date shall first be applied to Pre-Closing City Ledger Accounts unless the debtor specifies in writing that the payment is to be applied to a particular invoice or period, in which event the payment shall be applied as designated. Payments for any person or entity may be applied to post closing city ledger accounts only after all Pre-Closing City Ledger Accounts owing from such person are paid. On a weekly basis, Buyer shall (i) provide Seller with a listing of collections made on each of the Pre-Closing City Ledger Accounts and (ii) remit to Seller all amounts paid to Buyer with respect to such accounts.

          9.2 Closing Statement. Seller shall cause its accounting staff (“Seller’s Accountants”) to make such inventories, examinations and audits of the Hotel Business, and of the books and records of the Hotel Business, as Seller’s Accountants may deem necessary to make the adjustments and prorations and allocations of Purchase Price among the assets being transferred required under this Section 9 or under any other provisions of this Agreement. Buyer or its designated representatives may be present at such inventories, examinations and audits of the Hotel Business. Based upon such audits and inventories, Seller’s Accountants will prepare and deliver to Buyer and Escrow Agent no later than one (1) business day prior to the Closing Date a closing statement (the “Closing Statement”). The Closing Statement shall contain Seller’s best estimate of the amounts of the items requiring the prorations and adjustments in this Agreement and shall be subject to the concurrence therewith of Buyer. The amounts set forth on the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. The Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, unless within ninety (90) days after receipt by Buyer of the Closing Statement, any party notifies the other that it disputes such Closing Statement and specifies in reasonable detail the items and reasons that it so disputes such Closing Statement. The parties shall attempt to resolve such dispute. If such dispute is not resolved within forty-five (45) days after delivery of the original notice of dispute by Buyer, then the parties shall submit such dispute to an outside accounting firm appointed not later than fifteen (15) days after the expiration of said 45 day period, with the mutual consent of Buyer and Seller or, if the parties cannot agree, two outside accounting firms, one of which shall be appointed by Buyer and one of which shall be appointed by Seller (“Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Buyer and Seller. In the event that, at any time within ninety (90) days after the Closing Date, either party discovers any items which should have been included in the Closing Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statement. The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the period specified.

          9.3 Filing and Closing Deliveries. On the Closing Date, or as soon thereafter as practicable, the Title Company shall file for record any instruments required to be recorded and shall thereupon deliver to each of the parties the funds and documents to which they shall be respectively entitled, together with its escrow statement in triplicate, provided that the Title Company shall then have on hand all funds and documents necessary to complete the within transaction and shall be in a position to and will issue and deliver the Title Policies.

     Section 10. Conditions to Obligations.

          10.1 Conditions to Seller’s Obligations. The obligation of Seller to close the transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions (“Seller’s Conditions”) on the Closing Date:

               (a) Buyer’s representations and warranties set forth in Section 6 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

               (b) All covenants, conditions and other obligations under this Agreement that are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects on or prior to the Closing, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 8.3.

          (c) There shall be no pending Litigation against Buyer or Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

          (d) Buyer shall have delivered to Seller a certificate executed by a duly authorized executive officer of Buyer in the form of Exhibit E, stating that the conditions set forth in subsections (a) and (b) of this Section 10.1 have been satisfied.

     Seller’s Conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers shall be in writing and shall be delivered to Buyer.

     10.2 Conditions to Buyer’s Obligations. The obligations of Buyer to make payment of the Purchase Price and other sums provided for herein and to close the transactions contemplated hereby are subject to satisfaction in full of each of the following conditions (“Buyer’s Conditions”) on or before the Closing Date or as otherwise provided in this Agreement:

          (a) Seller’s representations and warranties set forth in Section 5 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

          (b) All covenants, conditions and other obligations under this Agreement that are to be performed or complied with by Seller shall have been fully performed and complied with in all material respects on or prior to the Closing, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 8.2.

          (c) There shall be no pending Litigation against Buyer or Seller for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

          (d) Seller shall have delivered to Buyer a certificate executed by a duly authorized executive officer of Seller in the form of Exhibit D, to the effect that the conditions set forth in subsections (a) and (b) of this Section 10.2 have been satisfied.

          (e) Buyer shall have received an affidavit to the effect that Seller is not a foreign person for purposes of the withholding provision of Section 1445 of the Internal Revenue Code of 1986 or, to the extent such withholding is required, instructions as to the required withholding.

          (f) Seller shall have caused the Management Agreement and the Percentage Lease for the Hotel to be terminated at no cost to Buyer.

          (g) The Title Company is prepared to issue the Title Policy.

          (h) Buyer shall have received all necessary consents to the assignment of the Ground Lease.

          Buyer’s Conditions are solely for the benefit of Buyer and may be waived only by Buyer. Any such waiver or waivers shall be in writing and shall be delivered to Seller.

     Section 11. Survival of Representations, Warranties and Covenants; Indemnification.

          11.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained in Sections 5 and 6 of this Agreement shall survive the Closing and continue in for a period of 18 months and any action for a breach of any representation or warranty must be filed and served within 24 months from the date of the recordation of the Deed. Unless otherwise specified in this Agreement, the covenants and agreements contained in this Agreement shall terminate as of the Closing. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty or covenant.

          11.2 Seller’s Indemnification. Seller hereby agrees to indemnify, hold harmless and defend Buyer, its members, directors, officers, employees, agents and representatives from and against any and all loss, damage, claim, cost and expense and any other liability, including, without limitation, reasonable accountants’ and attorneys’ fees, charges and costs, incurred by Buyer by reason of, or with respect to (i) any inaccuracy in or breach of any of the representations, warranties or agreements made by Seller in this Agreement or the non-performance of any covenant or obligation to be performed by Seller hereunder (including, without limitation, Seller’s timely discharge of the Retained Liabilities); (ii) Seller’s failure to comply with the bulk transfer laws of any state or its misapplication of the proceeds of the Purchase Price in fraud of its creditors; or (iii) any liability imposed upon Buyer as transferee of the business or operations of Seller or the assets being transferred under the Agreement, or otherwise relating to the conduct of the business and operations of Seller or the Hotel Business prior to the Closing, except to the extent such liability has been expressly assumed by Buyer pursuant to Section 2.1 of this Agreement. In no event shall Seller have indemnification obligations under Section 11.2(i) for breaches of any representation or warranty by Seller until Buyer’s indemnifiable losses relating thereto exceed $25,000, and then Seller’s indemnification obligations therefor shall not exceed $250,000 in the aggregate.

          11.3 Buyer’s Indemnification. Buyer hereby agrees to indemnify, hold harmless and defend Seller, its general partner and their respective members, directors, officers, employees, agents and representatives from and against any and all loss, damage, claim, cost and expense and any other liability, including, without limitation, reasonable accountants’ and attorneys’ fees, charges, and costs incurred by Seller by reason of, or with respect to (i) Buyer’s breach of any representations, warranties and covenants of Buyer contained in this Agreement; (ii) Buyer’s failure to duly discharge the Assumed Liabilities from and after the Closing Date; or (iii) any liability imposed upon Seller as a result of Buyer’s conduct of the business and operations of the Hotel Business after the Closing Date. In no event shall Buyer have indemnification obligations under Section 11.3(i) for breaches of any representation or warranty by Buyer until Seller’s indemnifiable losses relating thereto exceed $25,000, and then Buyer’s indemnification obligations therefor shall not exceed $250,000 in the aggregate.

          11.4 Procedure for Indemnification with Respect to Third Party Claims. If a claim by a third party is made against either of the parties hereto, and if either of such parties intends to seek indemnity with respect thereto under this Section 11.4, such party shall promptly notify the other party of such claim. The indemnifying party shall have thirty (30) days after receipt of the above-referenced notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld or delayed) and at its expense, the settlement or defense therefor, and the indemnified party shall cooperate with it in connection therewith; provided that: (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party; (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Section 11.4 and Section 11.2 or Section 11.3, as the case may be. As long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event they shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty days after receipt of the indemnified party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.

          11.5 Limitations on Indemnification Liability. Notwithstanding anything in this Agreement to the contrary, (i) Seller shall have no liability or obligation to indemnify Buyer or any of its officers, directors, affiliates, assignees or transferors for any breach of any representation, warranty or covenant contained in this Agreement if Buyer had actual knowledge of such breach prior to the Closing; and (ii) Buyer shall have no liability or obligation to indemnify Seller or any of its officers, directors, affiliates, assignees or transferors for any breach of any representation, warranty or covenant contained in this Agreement if Seller had actual knowledge of such breach prior to the Closing.

     Section 12. Termination; Effect of Termination; Remedies.

          12.1 Termination. This Agreement may be terminated as follows: (i) at any time by mutual consent of Buyer and Seller; (ii) by either Buyer or Seller if the Closing shall not have occurred on or before April 30, 2005 (provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the transaction contemplated by this Agreement to have occurred on or before the aforesaid date, and provided further that such date shall be extended if the closing shall not have occurred because of the failure of the condition described in Section 10.2(e) for as long as the parties are attempting in good faith to resolve the matters described therein); (iii) by Seller if Buyer shall have materially breached any of its covenants herein or if Buyer shall have made a material misrepresentation herein; (iv) by Buyer if Seller shall have materially breached any of its covenants herein or if Seller shall have made a material misrepresentation herein; (v) by Buyer at any time prior to the expiration of any Due Diligence Period if Buyer elects not to proceed with this transaction in accordance with Section 4.3 hereof; or (vi) by either Buyer or Seller if any court of competent jurisdiction or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable.

          12.2 Effect of Termination. In the event of termination of this Agreement by Buyer or Seller pursuant to Section 12.1 hereof, notice thereof shall forthwith be given to Seller or Buyer, respectively, and this Agreement shall terminate without any further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by the other party of any covenant or agreement contained in this Agreement; provided, however, the provisions of Section 7.7 shall survive such termination. If (a) this Agreement is terminated by Buyer and Seller pursuant to Section 12.1(i), (b) this Agreement is terminated by Buyer or Seller pursuant to Section 12.1(ii), (c) this Agreement is terminated by Buyer or Seller pursuant to Section 12.1(vi), or (d) if Buyer terminates this Agreement pursuant to Section 12.1(iv) or 12.1(v), then the Earnest Money Deposit (and all interest thereon) promptly shall be refunded to Buyer. If Seller terminates this Agreement pursuant to Section 12.1(iii), Seller shall have the remedies set forth in Section 12.3(a).

          12.3 Remedies.

               (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED BY REASON OF BUYER’S DEFAULT OF ITS OBLIGATION TO PURCHASE THE PROPERTY PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER SHALL BE RELEASED FROM ITS OBLIGATIONS UNDER THIS AGREEMENT AND SHALL BE ENTITLED TO RECEIVE AND RETAIN THE EARNEST MONEY DEPOSIT AND TO PURSUE ALL OTHER REMEDIES AVAILABLE TO IT AT LAW OR IN EQUITY.

               (b) In the event the Closing fails to occur solely because of Seller’s failure to perform Seller’s obligations under this Agreement, Buyer shall have the right as its non-exclusive remedies to (i) request return of the Earnest Money Deposit (and all interest thereon) by written notice sent to the Escrow Agent with a copy thereof to Seller; and (ii) exercise any and all legal and equitable remedies that Buyer may have against Seller, including the right to require that Seller specifically perform its obligations under this Agreement. In such event the Escrow Agent shall return to Buyer the Earnest Money Deposit (and all interest thereon) and any documents and other monies deposited by Buyer.

               (c) In the event Buyer obtains actual knowledge of any breach of Seller’s representations or warranties under Section 5 prior to Closing, Buyer shall give written notice thereof to Seller at or prior to the Closing. Upon receipt of such notice, Seller may elect to extend the Closing for as long as sixty (60) days to enable Seller to attempt to cure the condition that gives rise to such breach or otherwise provide evidence to Buyer that the same does not exist. If Seller either does not elect to extend or, at or prior to the extended Closing, shall be unable to cure such condition or provide such evidence to Buyer, then Buyer shall elect either (a) to terminate this Agreement on account thereof (as provided in Section 12.1) or (b) to close the purchase of the Property and pay the Purchase Price in accordance with the terms of this Agreement, but in the case of an election under clause (b), Buyer shall be entitled to indemnification under Section 11.2(i) on account of such breach subject to the limitations on Seller’s liability under Section 11.2, which limitations shall be applicable to all claims of Buyer for breach in the aggregate, whether made under this Section 12.3(c) or Section 11.1. The provisions of this Section 12.3 shall survive the closing of the purchase of the Property.

     Section 13. Damage or Destruction: Condemnation.

          13.1 Damage or Destruction. If the Property shall, prior to the Closing Date, be damaged or destroyed by fire or any other cause, and the cost of such damage does not exceed $1,000,000 and such damage shall not have been repaired or reconstructed prior to the Closing Date in a good and workmanlike manner to the reasonable satisfaction of Buyer, Buyer shall receive the proceeds of the insurance payable in connection therewith under any insurance policy or policies covering the Property together with a cash payment from Seller in the amount of the deductible, if any, and thereupon remain obligated to perform this Agreement. If the Property shall, prior to the Closing Date, be damaged or destroyed by fire or any other cause, and the cost of such damage exceeds $1,000,000 and such damage shall not have been repaired or reconstructed prior to the Closing Date in a good and workmanlike manner to the reasonable satisfaction of Buyer, Buyer may, at its option, (a) receive the proceeds of the insurance payable in connection therewith under any insurance policy or policies covering the Property together with a cash payment from Seller in the amount of the deductible, if any, and thereupon remain obligated to perform this Agreement, or (b) terminate this Agreement and receive any funds and documents previously deposited, including the Earnest Money Deposit. Upon termination of this Agreement by Buyer pursuant to this Section, neither party shall thereafter be under further liability to the other.

          13.2 Condemnation. If, prior to the Closing Date, the Property shall be subjected to a partial or total taking by eminent domain or inverse condemnation or for any public or quasi-public use, or if any notice of intent of taking or sale in lieu of taking is received by Seller or Buyer, Buyer shall have the right either to (a) terminate this Agreement by giving written notice of termination to Seller, in which event any funds and documents previously deposited in escrow (including the Earnest Money Deposit and all interest accrued thereon) shall be refunded to the depositing party, and thereafter, Buyer and Seller shall be relieved of all rights and obligations hereunder and this Agreement shall be null and void and of no force or effect, or (b) proceed to close this transaction, in which event Buyer shall be entitled to receive all of the proceeds of such taking. Seller and Buyer each agree to promptly forward to the other any notice of intent received pertaining to a taking of all or a portion of the Property by way of condemnation, eminent domain or similar procedure for a taking of the Property in connection with any public or quasi-public use.

     Section 14. Miscellaneous.

          14.1 Notices. All notices, consents or waivers required or permitted in this Agreement shall be in writing and be deemed to have been duly given (a) when delivered to the recipient personally; (b) 48 hours after being mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the recipient as set forth below; or (c) upon electronically verified transmission by telecopier, whichever is earlier. A party may change its address for notice by giving notice in the manner described above.

If to Buyer:	Cook Group Incorporated
750 North Daniels Way
Bloomington, IN 47404
Fax: (812) 331-8990
Attention: Stephen L. Ferguson

With a copy to:	Sommer Barnard Attorneys, PC
One Indiana Square, Suite 3500
Indianapolis, IN 46601
Fax: (317) 713-3500
Attention: Robert J. Hicks

If to Seller:	Boykin Hotel Properties, L.P.
Guildhall Building
45 W. Prospect Ave., Suite 1500
Cleveland, OH 44115
Fax: (216) 430-1201
Attention: Andrew C. Alexander

With a copy to:	Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485
Fax: (216) 696-0740
Attention: Ronald A. Stepanovic

          14.2 Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter. No change in or amendment to this Agreement shall be valid unless set forth in writing and signed by all of the parties hereto.

     14.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana pertaining to contracts made and to be performed solely in the State of Indiana.

     14.4 Counterparts. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

     14.5 Headings, Gender and Number. The section headings used in this Agreement are intended solely for convenience of reference and shall not amplify, limit, modify or otherwise be used in the interpretation of any provision of this Agreement. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

     14.6 Binding Agreement; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Buyer shall have the right to assign all of its rights and obligations under this Agreement to any entity controlling, controlled by or under common control with Buyer, any other assignment of Buyer’s rights and obligations under this Agreement shall require the prior consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Seller may not assign this Agreement or any of its rights hereunder without the prior consent of Buyer.

     14.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

     14.8 Exhibits and Schedules. References in this Agreement to “Exhibits” refers to the exhibits described in the List of Exhibits attached hereto, all of which are incorporated by reference into this Agreement. References in this Agreement to “Schedules” refers to the schedules described in the List of Schedules attached hereto, all of which are incorporated by reference into this Agreement.

     14.9 Seller’s Knowledge. For purposes of this Agreement, “to Seller’s knowledge,” “known to Seller” and other like phrases shall mean the knowledge of John Lange, general Manager of the Hotel, and Andrew C. Alexander.

[Signature Pages to Follow]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER : Boykin Hotel Properties, L.P.

By:	Boykin Lodging Company, its general partner

By:	/s/ Robert W. Boykin

Its:	Chief Executive Officer

BUYER: Cook Group Incorporated

By:	/s/ Stephen L. Ferguson

Stephen L. Ferguson,
Executive Vice President

S - 1

Acceptance by Escrow Agent

          The undersigned Escrow Agent agrees to act as Escrow Agent in conformance with all of the terms and provisions hereof.

Lawyers Title Insurance Corporation

By

Title

Date

S - 2

LIST OF EXHIBITS TO
HOTEL PURCHASE AGREEMENT

Exhibit	Description
A-1	Legal Description of Real Property

A-2	Legal Description of Hotel

A-3	Limited Warranty Deed

B	General Conveyance, Bill of Sale and Assignment

C	Assignment and Assumption Agreement

D	Officer’s Certificate – Seller

E	Officer’s Certificate – Buyer

F	Open Environmental Matters

G	Initial Title Search

G-1	Objections

EXHIBIT A-1

Legal Description of Real Property

All real property owned by Seller and any and all of its affiliates in Orange County, Indiana. A more detailed description shall be attached upon review and approval of title and survey by Buyer. This description is intended to include the Hotel and all real estate used in connection with the Hotel Business

EXHIBIT A-2

Legal Description of Hotel

French Lick Springs Resort & Spa

8670 West State Road 56

French Lick, IN 47432

EXHIBIT A-3

LIMITED WARRANTY DEED

     THIS INDENTURE WITNESSETH, that BOYKIN HOTEL PROPERTIES, L.P., a(n)                                          limited partnership (“Grantor”), CONVEYS AND WARRANTS to                                                                                 , a(n)                                                             , for the sum of Ten and 00/100 Dollars ($10.00) and other valuable consideration, the receipt of which hereby are acknowledged, the real estate in Orange County, in the State of Indiana, which is legally described on Exhibit “A” attached hereto and by reference made a part hereof (the “Real Estate”), subject to the following:

1.	All easements, restrictions, covenants, licenses, agreements, conditions, liens, encumbrances and other matters identified on Exhibit “B” attached hereto and by reference made a part hereof.

2.	All zoning and land use laws and other applicable ordinances, rules and regulations affecting the Real Estate.

3.	Lien of all real estate taxes not yet due and payable.

The address of the Real Estate is commonly known as 8670 West State Road 56, French Lick, Indiana.

     Grantor represents that the Real Estate is not “property” as defined in Indiana Code 13-11-2-174, and is not, and has not been used as a landfill or dump, and contains no underground storage tanks or toxic or hazardous waste or materials, and that no disclosure statement under Indiana Code 13-25-3-1, et. seq. is required, except as described in that certain Phase I Environmental Site Assessment report prepared by EMG and dated June 16, 2000.

     Grantor is a limited partnership organized under the laws of Ohio, and the entity executing this Deed on behalf of Grantor is the general partner of such limited partnership and Grantor has full capacity to convey the Real Estate and all necessary partnership action for the making of such conveyance has been taken and done.

     Grantor, as its sole warranty hereunder, covenants only against lawful claims of all persons claiming by, through and under Grantor, but not otherwise.

     IN WITNESS WHEREOF, Grantor has caused this Limited Warranty Deed to be executed this                                   day of                                         , 2005.

Boykin Hotel Properties, L.P.,
a(n) limited partnership
By: Boykin Lodging Company
a(n) , its general partner

By:

Printed:

Title:

STATE OF OHIO	)
) SS:
COUNTY OF CUYAHOGA)

     Before me, a Notary Public in and for said County and State, personally appeared                                                             , the                                          of Boykin Lodging Company, the general partner of Boykin Hotel Properties, L.P., who acknowledged signing and delivering the foregoing Limited Warranty Deed as his/her free and voluntary act and deed.

     Witness my hand and Seal this                      day of                                         , 2005.

My Commission Expires:

My County of Residence:	Notary Public

Printed Name

Return Deed to:	Erick D. Ponader, Sommer Barnard Attorneys, PC, One Indiana Square, Suite 3500,
Indianapolis, IN 46204

Send Tax Bills to:	CFC, Inc., P.O. Box 729, Bloomington, IN 47404-3700.

This instrument prepared by Erick D. Ponader, SOMMER BARNARD ATTORNEYS, P.C., One Indiana Square, Suite 3500, Indianapolis, IN 46204

EXHIBIT B

GENERAL CONVEYANCE, BILL OF SALE AND ASSIGNMENT

          KNOW ALL MEN BY THESE PRESENTS, that Boykin Hotel Properties, L.P., an Ohio limited partnership (“Grantor”), for good and valuable consideration received to its full satisfaction from                                                             , a                                                              (“Grantee”), pursuant to the Hotel Purchase Agreement dated                                         , 2005 (the “Agreement”), by and between Grantor and Grantee, does hereby convey, sell, transfer, assign and deliver to Grantee, its successors and assigns, all right, title and interest of Grantor in and to the Property, other than the Real Property (as each term is defined in the Agreement), free and clear of any and all liens, claims, restrictions, security interests, charges and encumbrances of any nature whatsoever, except as disclosed in the Schedules to the Agreement,

          TO HAVE AND TO HOLD the same, unto Grantee, its successors and assigns forever.

          This General Conveyance, Bill of Sale and Assignment is being delivered subject to and pursuant to the terms and conditions of the Agreement.

          This General Conveyance, Bill of Sale and Assignment shall be subject to and construed and enforced in accordance with the laws of the State of Indiana.

          Grantor shall from and after the date hereof, upon the reasonable request of Grantee, execute and deliver such other documents as Grantee may reasonably request to obtain the full benefit of this General Conveyance, Bill of Sale and Assignment.

          Terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

          IN WITNESS WHEREOF, Grantor has caused this General Conveyance, Bill of Sale and Assignment to be executed as of the                      day of                                          2005.

GRANTOR: Boykin Hotel Properties, L.P.

By: Boykin Lodging Company, its general partner

By:

Its:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION
OF THE CONTRACTS, TENANT LEASES AND PERSONAL PROPERTY LEASES

          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into this                      day of                                          2005, by and between Boykin Hotel Properties, L.P. (“Assignor”), and                                                                                 , a                                                                                  (“Assignee”).

W I T N E S S E T H:

          WHEREAS, Assignor and Assignee are parties to a Hotel Purchase Agreement (the “Purchase Agreement”) dated                                         , 2005, providing, among other things, for the assignment by Assignor to Assignee of all of Assignor’s right, title and interest in and to the Contracts, Tenant Leases and Personal Property Leases (as such terms are defined in the Purchase Agreement) and the assumption by Assignee of certain of Assignor’s liabilities and obligations under the Contracts, Tenant Leases and Personal Property Leases as set forth in the Purchase Agreement; and

          WHEREAS, the parties hereto desire to provide for the assignment of such right, title and interest and the assumption of such liabilities and obligations in accordance with the terms of the Purchase Agreement;

          NOW, THEREFORE, in consideration of the foregoing premises and satisfaction of their respective obligations under the Purchase Agreement, the parties hereto hereby agree as follows:

          1. Assignment. Assignor does hereby convey, sell, transfer, assign and deliver unto Assignee, its successors and assigns forever, all of its right, title and interest in and to the Contracts, Tenant Leases and Personal Property Leases, free and clear of any and all liens, claims, restrictions, security interests, charges and encumbrances of any nature whatsoever, except as set forth within such Contracts, Tenant Leases and Personal Property Leases.

          2. Assumption. Assignee hereby assumes and agrees to satisfy and perform the liabilities and obligations of Assignor arising under the Contracts, Tenant Leases and Personal Property Leases to the extent such liabilities and obligations arise or are incurred and are first required to be performed after the Closing Date; provided, however, in no event shall this assumption include any assumption of any Retained Liabilities.

          3. Further Assurances. Each party hereto shall from and after the date hereof, upon the reasonable request of any other party hereto, execute and deliver such other documents as such other party may reasonably request to obtain the full benefit of this Assignment and Assumption Agreement.

          4. Governing Law. This Assignment and Assumption Agreement shall be subject to, and construed and enforced in accordance with, the laws of the State of Indiana.

          5. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

          IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR: Boykin Hotel Properties, L.P.

By: Boykin Lodging Company, its general partner

By:

Its:

ASSIGNEE:	, a

By:

EXHIBIT D

OFFICER’S CERTIFICATE
(Seller)

          I, Richard C. Conti, the President of Boykin Lodging Company, an Ohio corporation, which is the general partner of Boykin Hotel Properties, L.P., an Ohio limited partnership, do hereby certify, pursuant to Section 10.2(d) of that certain Hotel Purchase Agreement dated                                                             , 2005 (the “Purchase Agreement”), by and between Seller and                                                             , a                                          that:

          1. Each of the representations and warranties of Seller contained in the Purchase Agreement was true and correct in all material respects when made and is true and correct in all material respects on and as of the date hereof.

          2. Seller has in all material respects complied with or fully performed, as the case may be, all covenants and agreements required by the Purchase Agreement to be performed or complied with by it on or prior to the Closing, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 8.2 of the Purchase Agreement.

          3. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed thereto in the Purchase Agreement.

          IN WITNESS WHEREOF, we have executed this Certificate as of the                      day of                                          2005.

Richard C. Conti

EXHIBIT E

CERTIFICATE
(Buyer)

          I,                                                                                 , the                                                              of                                                              (“Buyer”), do hereby certify, pursuant to Section 10.1(d) of that certain Hotel Purchase Agreement dated                                         , 2005 the “Purchase Agreement”), by and between Buyer and Boykin Hotel Properties, L.P., that:

          1. Each of the representations and warranties of Buyer contained in the Purchase Agreement was true and correct in all material respects when made and is true and correct in all material respects on and as of the date hereof.

          2. Buyer has in all material respects complied with or fully performed, as the case may be, all covenants and agreements required by the Purchase Agreement to be performed or complied with by it on or prior to the Closing, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 8.3 of the Purchase Agreement.

          3. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed thereto in the Purchase Agreement.

          IN WITNESS WHEREOF, we have executed this Certificate as of the                      day of                                          2005.

EXHIBIT F

OPEN ENVIRONMENTAL MATTERS

The dry well located at the Hills Golf Course storage shed and related subsurface investigation, as described in Section 6.3 of the Environmental Report.

The sump and the sludge contained in the sump and associated lagoon, as described in Section 6.3 of the Environmental Report.

Underground Storage Tanks (“UST”), including, without limitation, the two 20,000 gallon diesel fuel UST’s and related subsurface investigation, as described in Section 6.9 of the Environmental Report.

EXHIBIT G

INITIAL TITLE SEARCH

[See Attached]

EXHIBIT G-1

OBJECTIONS

Items 1 through 5 of the General Exceptions
Items 1 through 4 of the Special Exceptions
Items 30 and 34 of the Special Exceptions
Items 47 through 56 of the Special Exceptions

ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), made as of the 7th day of April 2005, between Cook Group Incorporated, an Indiana corporation (the “Assignor”), and CGA Enterprises Indiana, LLC, a Delaware limited liability company (the “Assignee”).

WITNESSETH THAT:

     WHEREAS, Assignor and Boykin Hotel Properties, L.P. are parties to that certain Hotel Purchase Agreement, dated March 16, 2005 (the “HPA”);

     WHEREAS, pursuant to Section 14.6 of the HPA, Assignor has the ability to assign all of its rights and obligations under the HPA to an entity controlled by or under common control with Assignor; and

     WHEREAS, Assignor desires to assign and transfer, and Assignee desires to accept and assume, all of Assignor’s right, title, interest and obligations in and under the HPA to Assignee upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Assignment and Assumption. Assignor hereby assigns all of its right, title, interest and obligations in and under the HPA to Assignee, and Assignee hereby assumes and accepts such assignment and agrees to perform any and all of Assignor’s obligations under the HPA.

     2. Amendment; Severability. Any amendments or modifications to this Agreement, in order to be effective, must be in writing and executed by all parties hereto. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

     3. Binding Effect. This Agreement shall bind the parties hereto and their permitted successors and assigns.

     4. Governing Law. This Agreement will be governed by the laws of the State of Indiana without regard to its conflicts of laws principles.

     5. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery by a party of executed counterparts of this Agreement by facsimile shall constitute execution and delivery of such counterpart to the same extent as if such counterpart were executed and delivered personally by such party.

     IN WITNESS WHEREOF, this Agreement is made as of the date first set forth above.

COOK GROUP INCORPORATED

By:

Stephen L. Ferguson,
Executive Vice President

CGA ENTERPRISES INDIANA, LLC

By:

Stephen L. Ferguson, Manager